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                                  AGREEMENT                       Exhibit 10.25

     AGREEMENT made as of January 1, 1997, by and between American States Financial Corporation (hereinafter called "Company"), an Indiana corporation having its principal place of business in Indianapolis, Indiana, and Robert A. Anker (hereinafter called "Employee"):

                                  WITNESSETH:

     WHEREAS, Employee desires to render faithful and efficient service to Company; and

     WHEREAS, Company desires to receive the benefit of Employee's service; and

     WHEREAS, Employee is willing to be employed by Company; and

     WHEREAS, Company deems it essential to formalize the conditions of Employee's employment by written agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1. Office. Company hereby employs Employee as its Chief Executive Officer, and Employee hereby agrees to serve Company in such capacity or in such other capacity as the Board of Directors of Company may from time to time designate.

     2. Term of Employment. Employee's employment shall be for the "Employment Period," with the term commencing on January 1, 1997 and ending on December 31, 1997. During the Employment Period, Employee's employment may be terminated for Cause as defined in Section 5. Employee's employment may continue by mutual agreement at the will of Company after the expiration of the Employment Period or Employee and Employer may extend this contract by mutual written agreement. During any such period of at will employment, the provisions of Sections 12, 15, 16 and 17 of this Agreement shall continue to apply as if the Employment Period under this Agreement had not ended.

     3. Incapacity. If during the Employment Period, Employee should be prevented from performing Employee's duties or fulfilling Employee's responsibilities by reason of any incapacity or disability that is reasonably expected to continue for a period of six (6) months or until death, then Company, in its sole and absolute discretion, may, based on the opinion of a qualified physician, consider such incapacity or disability to be total and may on ninety (90) days written notice to Employee terminate the Employment Period.


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     4. Death.  The Employment Period shall automatically terminate upon the death of Employee.

     5. For Cause. For purposes of this Agreement, Cause means a determination by the Board of Directors of Company or the Chief Executive Officer of Lincoln National Corporation ("Lincoln"), made in good faith, without being bound by Company's progressive discipline policy for employees:

        a. that Employee has engaged in acts or omissions against Company, its parent company, or any of its subsidiaries constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or misfeasance;

        b. that Employee has been arrested or indicted in a possible criminal violation involving fraud or dishonesty;

        c. after due consideration and with prior written notice to the Employee, that Employee has performed poorly;

        d. that Employee has failed or refused to perform Employee's duties set forth in paragraph 6 hereof, or willfully failed to execute any reasonable instruction relating to Employee's duties with Company given him by the Board of Directors of Company, or the Chief Executive Officer of Lincoln, if either such failure or refusal is not corrected within ten (10) business days after Employee's receipt of written notification of such failure or refusal; or

        e. that Employee has intentionally and in bad faith acted in a manner which results in a material detriment to the assets, business or prospects of Lincoln, Company or the subsidiaries or affiliates of either of them.

     6. Responsibilities. During the period of Employee's employment, Employee shall devote Employee's entire business time and attention, except during reasonable vacation periods, to, and exert Employee's best efforts to promote, the affairs of Company, and shall render such services to Company as may be required by the Board of Directors of Company consistent with services required by virtue of the office set forth in paragraph 1 hereof and shall perform such other services as may now or hereafter be specified or enumerated in the By-Laws of Company consistent with such office. While employed by Company, Employee shall not, directly or indirectly, alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent or employee of any other company, be engaged in or concerned with any other duties or pursuits requiring Employee's personal services except with the prior written consent of the Board of Directors of Company. Nothing herein contained shall preclude the ownership by Employee of stocks or other investment securities. Nothing herein contained shall preclude service by Employee on boards of directors or


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trustees of charitable or other not-for-profit entities not engaged in any business competitive with the business of Company so long as such service does not materially interfere with Employee's responsibilities to Company.

     7. Compensation. During the Employment Period, Employee shall receive a base salary that shall be at an annual rate of not less than $565,000 payable in accordance with the payroll practices of Company as from time to time in effect with regard to executive personnel.

     8. Benefit Plans and Programs. During the Employment Period, Employee shall be eligible for participation in all benefit plans and programs made available by Company to its employees generally (other than Company's generally available severance program) and in those benefit plans and programs applicable to executives of the Employee's level to the extent Employee is not eligible for comparable benefits from Lincoln.

The bonus payable by Company for periods which include the Employment Period will be payable under the terms of Company's Executive Performance Incentive Compensation Plan ("EPIC"). Employee's performance goals and target and maximum awards are set out in Exhibit A. To the extent an EPIC bonus is payable in the form of stock, phantom stock, or stock units, it shall be awarded and payable in the form of (or, in the case of phantom stock or stock units, measured by reference to) Common Stock of Company.

Employee shall be entitled through March 31, 1998 to the benefit of Company's standard relocation package for executives at Employee's level.

     9. Stock Options and Restricted Stock Awards. Among the benefit plans and programs to be made available by Company to certain of its employees is Company's Stock Option Plan. Any options granted to Employee shall be options for Company Common Stock at the appropriate level for his position.

     10. Payments after Termination. If Employee's employment with Company terminates at the end of the Employment Period referred to in Section 2 hereof for reasons other than incapacity or death or Cause, Employee shall be entitled to all the following upon execution of a release satisfactory to Company and Lincoln ("Release"):

         a. Company shall pay to the Employee $600,000 in 26 equal biweekly installments;

         b. Employee shall become entitled to EPIC bonus payments as set out on Exhibit A;



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         c. Employee shall be entitled to receive an early retirement benefit without adjustment for Employee's age;

         d. Employee shall be entitled to outplacement benefits through Right & Associates' standard program for executives or a similar firm approved by Company; and

         e. Employee shall be entitled to executive financial planning benefits for calendar year 1998.

In the event that Employee's employment terminates prior to the end of the Employment Period due to death or disability, the amounts specified in subsections a, b and c above shall still be payable. If Employee's employment terminates during the Employment Period for the reasons specified in Section 5c, upon execution of a Release, Employee shall be entitled to receive $285,000 in 26 equal biweekly installments and the benefit specified in subsection c above shall also be payable. If Employee's employment terminates during the Employment Period for the reasons specified in Section 5b, upon execution of a Release, the Employee shall be entitled to receive $285,000 in 26 equal biweekly installments. The amounts provided under subsections b and c above shall be payable only if the indictment or charges are dismissed or Employee is acquitted as a result of a trial.

     11. Expenses. During the Employment Period, Company shall allow Employee reasonable expense of travel and business entertainment incurred in the performance of Employee's duties hereunder, subject to the rules and regulations adopted by Company for the handling of such business expenses.

     12. Other Obligations of Employee. All payments to the Employee provided for under Section 10 of this Agreement or under the Executive Salary Continuation Plan of Company, the exercise of any options for stock of Company and the vesting or payment of any restricted stock (or restricted phantom stock or restricted stock units) of Company or Lincoln shall be subject, to the extent permitted by law, to Employee's compliance with the following provisions. (For purposes of this Section, Company and Lincoln shall be deemed to include their affiliates and subsidiaries.)

         a. Assistance in Litigation. At all times during and after the term of this Agreement, Employee shall, upon reasonable notice, furnish such information and proper assistance to Company or Lincoln as may reasonably be required by Company or Lincoln in connection with any litigation in which it is, or may become, a party.

         b. Confidential Information.   At all times during and after the term
of this Agreement, Employee shall not knowingly disclose or reveal to any unauthorized person any trade secret or other confidential information relating to Company or Lincoln or to any of the businesses operated by them. Employee acknowledges, understands and agrees that any amounts payable under this Agreement that have not been paid


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shall be immediately forfeited in the event Employee divulges or appropriates to Employee's own use or the use of any other person or organization, except as otherwise ordered by a court of competent jurisdiction, any secret or confidential information or knowledge pertaining to the businesses of Company or Lincoln obtained during Employee's employment with Company or Lincoln. Employee recognizes and acknowledges that (1) all plans, systems, methods, designs, programs, procedures, books and records relating to the operations, practices and personnel of Company or Lincoln (whether instituted or commenced prior or subsequent to the date Employee was first employed by Company or Lincoln and whether or not devised, created or initially instituted by Company or Lincoln) and (2) all other records, documents and information concerning the business activities, practices and procedures, as they may exist from time to time, constitute and will constitute secret or confidential information or knowledge pertaining to the businesses of Company or Lincoln. The information and material described in this paragraph shall constitute secret or confidential information or knowledge only to the extent such information and material has remained confidential (except for unauthorized disclosures) and except as otherwise ordered by a court of competent jurisdiction. The provisions of this Section 12b shall not be construed as prohibiting or limiting Company or Lincoln from pursuing any other remedies for the divulgence or appropriation or threatened divulgence or appropriation of secret or confidential information or knowledge relating to Company or Lincoln.

         c. Non-competition. During the term of Employee's employment and for a period of three (3) years following the termination of Employee's employment, Employee will not act as a director, officer, employee, consultant or advisor to, nor directly or indirectly become associated with any person, firm, company or corporation where his activities relate to any business competitive with Company or Lincoln; provided, however, that this prohibition shall not extend to the Property Casualty Reinsurance business. Employee specifically acknowledges that the geographic region to which this restriction applies is the same geographic region in which Employee personally was present and performed services for Lincoln during the past two (2) years. This restriction does not prohibit Employee from buying, selling, or otherwise trading in the securities of any corporation which is listed on any recognized securities exchange, and he may engage in any other business activities not competitive with Company or Lincoln. Neither Company nor Lincoln will object to Employee's service on the boards of other companies as a Director so long as there is no conflict with the terms of this subsection or subsection b above or e below. Employee may request an interpretation by the Chief Executive Officer of Lincoln of the applicability of this provision to specific activities in which Employee contemplates engaging.

         d. Non-solicitation. During the term of Employee's employment and for a period of three (3) years following the termination of the Employee's employment, Employee shall not directly or indirectly solicit or endeavor to entice away from Company or Lincoln any person who is employed with Company or Lincoln.


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         e. Change in Control.  During the term of Employee's employment and for a period of three (3) years following the termination of Employee's employment, Employee agrees that neither he nor any entity directly or indirectly controlled by him will directly or indirectly participate in a proscribed activity. A "proscribed activity" shall mean either (1) soliciting others to invest in the Common Stock of Lincoln for the purpose of effecting an acquisition of control of Lincoln or Employee's directly investing in more than 1% of the Common Stock of Lincoln or (2) using confidential information (as described in subparagraph b above) to assist any person, entity or group of persons which intends to or does attempt to effect an acquisition of control of Lincoln. The term "Control" shall be defined for purposes of this subparagraph to have the meaning of control contained in Ind. Code Ann. Sec. 27-1-23-1(e) (West, 1996).

         f. Consideration and Legal Action.   As consideration for the receipt
of the amounts payable under this Agreement, Employee acknowledges, understands and agrees that any such amounts that have not been paid will be immediately forfeited if Employee breaches any provision of this Section 12 during the term of Employee's employment and for a period of three (3) years following the termination of Employee's employment. Employee acknowledges that the restrictions contained in this Section 12 b, c, d and e are reasonable and necessary to protect the legitimate interests of Company and Lincoln; and that, therefore, Company or Lincoln shall be entitled to seek preliminary and permanent injunctive and other equitable relief (including, without limitation, and equitable accounting of all earnings, profits and other benefits arising from such violation) in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which Company or Lincoln may be entitled. Employee hereby irrevocably consents to the personal jurisdiction over him of the courts of the State of Indiana and of any Federal court located in such state in connection with any action or proceeding arising out of or relating to this Section 12 or any related breach of this Agreement involved in such action or proceeding and further agrees, and shall not contest, that the proper venue for filing and maintaining any such action or proceeding shall be in the State of Indiana.

     13. Effect of Termination of the Employment Period. Except as specifically provided in Sections 2, 10 and 12, this Agreement shall terminate upon the termination of the Employment Period. The obligations of the Employee under Section 12 and the rights and remedies available to Company under that Section for any breach of such obligations, however, shall in all events survive.

     14. Notice. Any notice required to be given by Company hereunder to Employee shall be in proper form and signed by an Officer or Director of Company. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

         a. to Company if delivered to Lynda Van Kirk, Vice President, with a copy to Tom Ober, General Counsel, or, if mailed, certified or registered mail, postage prepaid, to the above-named individuals at American States Insurance Company, 500


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North Meridian Street, Indianapolis, IN 46204; and a copy to George Davis,
Senior Vice President, Lincoln National Corporation, 200 East Berry Street, Fort Wayne, IN 46802.

         b. to Employee if delivered to Employee, or if mailed to him, certified or registered mail, postage prepaid, at 3603 West Hamilton Road, Fort Wayne, IN 46804.

     15. Alternative Dispute Resolution. With the exception of actions under Sections 12b, c, d and e of this Agreement, any controversy, dispute or questions arising out of, in connection with or in relation to this Agreement or its interpretation, performance or nonperformance or any breach thereof shall be resolved through mediation. In the event mediation fails to resolve the dispute within sixty (60) days after a mediator has been agreed upon or such other longer period as may be agreed to by the parties, such controversy, dispute or question shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitrator shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Indianapolis, Indiana. In any such controversy or dispute, regardless of the party by whom such controversy or dispute is initiated, Company shall, if written notice is given and upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Employee in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such controversy or dispute; provided, however, that such expenses, fees and costs shall not be paid by Company unless and until the Employee is successful on the merits; further provided, however, that in the event such controversy or dispute is settled, the settlement agreement shall provide for the allocation of such expenses, fees and costs between the parties.

     16. Benefit.   This Agreement shall bind and inure to the benefit of
Company and the Employee, their respective heirs, successors and assigns.

     17. Conditions.   This Agreement is effective upon the approval of the
Agreement by the non-interested members of the Board of Directors of Company or its designated compensation committee. Should the aforementioned conditions not be satisfied, this Agreement shall become null and void and shall have no effect whatsoever on any previous agreement, expressed or implied, between Employee and Company.

     18. Effect on Previous Agreements.   Should this Agreement become
effective, it will supersede all employment related agreements between Employee and Company or Lincoln or their affiliates or subsidiaries.



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     19. Amendments. This Agreement may only be amended by the written agreement of Employee and Company with the written approval of Lincoln.

     20. Severability. In case any part of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. In lieu of any such illegal, invalid or unenforceable provision, there automatically will be added as part of this Agreement a legal, valid and enforceable provision as similar in terms and intent to such illegal, invalid or unenforceable provision as possible.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      American States Financial Corporation

                                      By:  /s/ William J. Lawson
                                           -----------------------------
                                      Name:    William J. Lawson
                                            ----------------------------
                                      Title:  President & COO
                                              --------------------------

                                      Employee

                                      By:  /s/ Robert A. Anker
                                           -----------------------------
                                      Name:    Robert A. Anker
                                            ----------------------------
                                      Title:  Chairman & CEO
                                              --------------------------







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                                   EXHIBIT A

               Executive Performance Incentive Compensation Plan


     Performance         Threshold             Target                 Maximum
        Cycle
     -----------         ---------             ------                 -------
      1996-1997          $174,825             $436,230                $765,900




These numbers were established taking into account Employee's actual Employment Period with Company during the Performance Cycle.

If employment terminates as set out in Section 10, Employee shall be entitled to receive a pro rata award for the 1997-1999 EPIC cycle.





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